Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-147411) pertaining to the shares registered for public offering by Investcorp Technology Ventures L.P. and Form S-8 (No. 333-182819, No. 333-59856 and No. 333-04893) pertaining to the 2012 Incentive Compensation Plan, the 2000 stock option plan and the 1995 stock option plan of our report dated March 28, 2014, on the consolidated financial statements of Wireless Telecom Group, Inc. as of and for the years ended December 31, 2013 and 2012.

/s/	PKF O’Connor Davies
a division of O’Connor Davies, LLP

March 28, 2014

New York, NY